Exhibit 99.1

News Release

For Immediate Release	For Further Information, Contact:
June 16, 2022	Erica Campbell, Hines
212-294-9024
Erica.Campbell@hines.com

HINES GLOBAL INCOME TRUST ACQUIRES WHOLE FOODS-ANCHORED PROPERTY IN RALEIGH-DURHAM MARKET

(RALEIGH, NC) – Hines, the global real estate firm, today announced that Hines Global Income Trust (“HGIT”) has acquired Waverly Place, a grocery-anchored retail center in Cary, North Carolina, from Northwood Retail.

Waverly Place, located in the Research Triangle area of North Carolina, consists of 190,000 square feet of retail space, anchored by Whole Foods Market and Cinébistro, with additional notable tenants including Shake Shack, Drybar, CorePower Yoga, and more. The property also features 16,000 square feet of office space, as well as other eclectic dining options, specialty boutiques, and a luxury dine-in movie theater concept.

“The Triangle is a key growth market for Hines, and Waverly Place presents the opportunity to acquire a core asset with resilient tenancy surrounded by excellent demographics,” said Paul Zarian, managing director at Hines. “We plan to build on the existing strong foundation of Waverly Place as a community-focused property through expanding the events program and targeting new key retailers to further diversify the tenant mix. Our experience at Fenton over the past three years has been positive, and the prospect of continuing to invest in Cary was compelling.”

“This is HGIT’s first acquisition in the area and helps expand our portfolio in a dynamic Raleigh-Durham submarket and presents a strong grocery, food and beverage, and services tenant base,” said Janice Walker, chief operating officer of Hines Global Income Trust. “As Raleigh continues to experience strong population growth and major corporations commit to the market, we believe the asset will be well positioned for continued growth and demand.”

While Waverly Place marks HGIT’s first investment in the Raleigh-Durham submarket, Hines has two active development projects in the area – Fenton, the 92-acre mixed-use district in Cary, featuring retail, office, restaurants, a hotel, and multifamily, and the expansion of the American Tobacco Campus, the 782,000-square-foot mixed-use project in downtown Durham featuring two Hines T3 (Timber, Transit, and Technology) creative office buildings, a high-rise multifamily building, and experiential retail with amenity shops and restaurants.

HGIT is diversified by geography and real estate sectors, with a focus on stable assets with strong long-term income potential. This acquisition joins a portfolio that is nearly two-thirds weighted toward the industrial and living sectors and is valued at over $3 billion.

About Hines Global Income Trust
HGIT is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about HGIT, visit www.hinesglobalincometrust.com

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 285 cities in 28 countries. Hines oversees investment assets under management totaling approximately $90.3 billion¹. In addition, Hines provides third-party property-level services to 373 properties totaling 114.2 million square feet. Historically, Hines has developed, redeveloped or acquired approximately 1,530 properties, totaling over 511 million square feet. The firm currently has more than 198 developments underway around the world. With extensive experience in investments across the risk spectrum and all property types, and a foundational commitment to ESG, Hines is one of the largest and most-respected real estate organizations in the world. Visit http://www.hines.com for more information.
¹Includes both the global Hines organization as well as RIA AUM as of December 31, 2021.

About Waverly Place
Waverly Place is an open-air shopping, dining, and entertainment destination for residents of Cary, Raleigh, and the greater Triangle. The neighborhood center features award-winning services, shops, and restaurants. Built with entertaining in mind, the center is rounded out with a community green space, children’s playground, water features, fire pits, a strategically placed stage for seasonal performances, and year-round signature events. Notable tenants include Whole Foods Market, Shake Shack, Drybar, Rocky Mountain Chocolate Factory, CinéBistro, Gonza Tacos Y Tequila, TASU Asian Bistro, MOD Pizza, BodyLase, Amazing Lash Studio, Hand & Stone, and CorePower Yoga. For more information, visit www.waverlycary.com.

Forward Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the potential for growth in the Raleigh-Durham market of North Carolina and growth of and demand for this property, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with Hines being able to successfully manage the property, risks associated with an economic downturn in the region, and other risks described in the "Risk Factors" section of HGIT’s Annual Report on Form 10-K for the year ended December 31, 2021, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.